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EXHIBIT 21

ECHOSTAR CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2014

Legal Entity	State or Country of Incorporation
EchoStar Technologies L.L.C.	Texas
EchoStar Technologies International Corporation	Colorado
EchoStar Broadcasting Corporation	Colorado
Sling Media, Inc.	Delaware
EchoStar Data Networks Corporation	Georgia
EchoStar Ukraine, LLC	Ukraine
Hughes Satellite Systems Corporation	Colorado
Hughes Communications, Inc.	Delaware
Hughes Network Systems, LLC	Delaware
HNS India VSAT, Inc.	Delaware
HNS Americas Communicacoes, Ltda.	Brazil
Hughes Network Systems India, Ltd.	India
HNS de Mexico S.A. de C.V.	Mexico
Hughes Network Systems Europe, Ltd.	United Kingdom
EchoStar Satellite Services L.L.C	Colorado
EchoStar 77 Corporation	Delaware
EchoStar Satellite Operating Corporation	Colorado
EchoStar Operating Corporation	Colorado
EchoStar XI Holding, L.L.C.	Colorado
EchoStar Mexico Holding Corporation	Colorado
Sawatch Limited	United Kingdom

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  EXHIBIT 21
ECHOSTAR CORPORATION AND SUBSIDIARIES LIST OF SUBSIDIARIES As of December 31, 2014